UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 8, 2009
Northrop Grumman Corporation
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	1-16411 (Commission File Number)	95-4840775 (IRS Employer Identification No.)
1840 Century Park East, Los Angeles, CA 90067
(Address of principal executive offices) (Zip Code)
(310) 553-6262
Registrant’s telephone number, including area code
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	Other Events.
     On November 8, 2009, Northrop Grumman Corporation (the “Company”) issued a press release announcing that it has signed an agreement to sell TASC, Inc., the Company’s advisory services business, for $1.65 billion in cash to an investor group led by General Atlantic LLC and affiliates of Kohlberg Kravis Roberts & Co. L.P. The transaction is expected to generate net cash proceeds, after taxes, of approximately $1.1 billion. Completion of the transaction is subject to customary regulatory conditions, including Hart-Scott-Rodino approval. The transaction is expected to close by the end of 2009. The Company also announced in the press release that its Board of Directors has separately approved an increase of $1.1 billion to the Company’s prior $2.5 billion share repurchase authorization, on which approximately $280 million remained at the end of the third quarter of 2009. The Company expects to use the net proceeds from the sale of TASC, Inc. to repurchase shares of the Company’s common stock. The press release dated November 8, 2009 announcing the agreement to sell TASC, Inc. and the increase in the Company’s share repurchase program is furnished as Exhibit 99.

ITEM 9.01.	Financial Statements and Exhibits.
(d) Exhibits

Furnished
Exhibit 99	Press release dated November 8, 2009

Signature(s)
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Northrop Grumman Corporation (Registrant)
Date: November 10, 2009	By:	/s/ Joseph F. Coyne, Jr.
(Signature)
Joseph F. Coyne, Jr. Corporate Vice President, Deputy General Counsel and Secretary

Exhibit Index

Exhibit No.	Description of Exhibit
Exhibit 99 — Furnished	Press release dated November 8, 2009

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